Exhibit 99.1

For Immediate Release

January 22, 2007

Greer Bancshares Incorporated

Contact: Kenneth M. Harper or J. Richard Medlock, Jr.

Phone: (864) 848-5104 or 848-5120

Greer Bancshares Incorporated Reports Fourth Quarter

And 2006 Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $984,071 or 39 cents per diluted share for the quarter ended December 31, 2006, compared to $772,786 or 31 cents per diluted share for the fourth quarter of 2005, an increase in net income of 27.34%. Net income for calendar year 2006 was $3,152,806 or $1.25 per diluted share, up 12.82% from $2,794,553 or $1.12 per diluted share for calendar year 2005.

Greer State Bank’s balance sheet increased 20.11% in 2006, ending the year with total assets of approximately $360 million, up $61 million from approximately $299 million at year-end 2005. Total loans increased 23.54% to approximately $246 million, and total deposits increased 20.63% to approximately $240 million.

“2006 was a year of exceptional growth and improved earnings for Greer State Bank, and we are pleased with the progress of our company,” commented Ken Harper, President. “We are fortunate to be a part of the Greer community and the Upstate of South Carolina,” Harper concluded.

Greer State Bank is now in its nineteenth year of operations and serves the greater Greer community with three offices and a fourth office in the Taylors community. Greer Bancshares Incorporated is quoted on the OTC Bulletin Board under the symbol “GRBS.”

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The Company cautions readers that the statements contained in this release regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.